Exhibit 4.1

EVANS BREWING COMPANY INC.

2015 STOCK OPTION AND STOCK AWARD PLAN

1.           Establishment, Purpose and Term of Plan.

1.1         Establishment.  This Evans Brewing Company Inc. 2015 Stock Option and Stock Award Plan (the “Plan”) shall become effective upon the date that it is approved by the stockholders of Evans Brewing Company Inc. (the “Company”).

1.2         Purpose.  The purpose of the Plan is to advance the interests of the Company and its shareholders by providing an incentive to attract, retain and reward persons performing services for the Company and by motivating such persons to contribute to the growth and profitability of the Company.

1.3         Term of Plan.  The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed.  However, all Awards shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the shareholders of the Company.

2.           Definitions and Construction.

2.1         Definitions.  Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)        “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

(b)        “Award” means any award or benefit granted to any participant under the Plan, including, without limitation, the grant of an Option, Restricted Stock Grant or Stock Appreciation Right.

(c)         “Board” means the Board of Directors of the Company.  If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(d)        “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(e)         “Committee” means the any committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. The Committee must be comprised of at least two (2) members of the Board.  Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. Once appointed, the Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan.

(f)        “Company” means Evans Brewing Company Inc., a Delaware corporation, or any successor corporation thereto.

(g)        “Consultant” means any person, including an advisor, engaged by Company to render services other than as an Employee or a Director.

(h)       “Director” means a member of the Board.

(i)        “Disability” means, with respect to a Grantee, that the Grantee has any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and which renders the Grantee unable to engage in any substantial gainful activity.  A Grantee shall not be considered to have a Disability unless Grantee furnishes proof of the existence thereof in such form and manner, and at such time, as the Administrator may require, and the Administrator determines in its discretion that the Grantee has such a medically determinable physical or mental impairment.

(j)        “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.

(k)       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)        “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Administrator, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, the Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as reported in The Wall Street Journal or such other source as the Administrator deems reliable.  If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Administrator, in its discretion.  If the Stock is listed on a market system but is not actively traded in such amounts and as frequently as the Administrator deems necessary, in its sole discretion, to determine the Fair Market Value of a share of Stock, then the Administrator shall determine, in its sole discretion, the value of a share of Stock.

(ii) If, on such date, there is no public market for the Stock, the Fair Market Value of a share of Stock shall be as determined by the Administrator in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(m)       “Grant Agreement” means a written agreement, including any related form of stock option grant agreement, restricted stock grant agreement or stock appreciation right grant agreement, between the Company and a Grantee setting forth the terms, conditions and restrictions of the Award granted to the Grantee and any shares acquired upon the exercise thereof.

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(n)        “Grantee” means a person who has been granted one or more Awards.

(o)        “Incentive Stock Option” means an Option intended to be (as set forth in the Grant Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code. An Option shall only be treated as an Incentive Stock Option pursuant to the Plan if it is originally designated as an Incentive Stock Option in the Grant Agreement.  An Option originally designated in a Grant Agreement as an Incentive Stock Option may nonetheless be treated as a Nonstatutory Stock Option if the Option at any time after grant fails to meet to requirements for incentive stock option treatment under Section 422 of the Code.

(p)        “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Grant Agreement) or which does not qualify as an Incentive Stock Option. An Option which is designated as a Nonstatutory Stock Option in the Grant Agreement pursuant to which the Option was granted shall in all events be treated as a Nonstatutory Stock Option.  Furthermore, an Option originally designated as an Incentive Stock Option may subsequently become a Nonstatutory Stock Option upon the Option subsequently failing the meet the requirements for incentive stock option under Section 422 of the Code.

(q)        “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(r)        “Option” means a right to purchase a specified number of shares of Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan.  An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(s)        “Plan” means this Influence International, Inc. Stock Option and Stock Award Plan, as amended from time to time in accordance with the terms hereof.

(t)        “Restricted Stock” means shares of Stock granted under the Plan that are subject to the restrictions set forth in Section 7 hereof.

(u)        “Restricted Stock Grant” means an Award representing the right to receive a specified number of shares of Restricted Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan.

(v)        “Securities Act” means the Securities Act of 1933, as amended.

(w)        “Service” means a Grantee’s employment or service with Company, whether in the capacity of an Employee, a Director or a Consultant.  The Grantee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders Service to Company, provided that there is no interruption or termination of the Grantee’s Service.  Furthermore, a Grantee’s Service with Company shall not be deemed to have terminated if the Grantee takes any military leave, sick leave, or other bona fide leave of absence approved by Company; provided, however, that if any such leave exceeds ninety (90) days, on the ninety-first (91st) day of such leave the Grantee’s Service shall be deemed to have terminated unless the Grantee’s right to return to Service with Company is guaranteed by statute or contract.  Notwithstanding the foregoing, unless otherwise designated by Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Grantee’s Grant Agreement.  The Grantee’s Service shall be deemed to have terminated upon an actual termination of Service.  Subject to the foregoing, the Company, in its discretion, shall determine whether the Grantee’s Service has terminated and the effective date of such termination.

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(x)        “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(y)        “Stock Appreciation Right” means the right to receive an amount determined in accordance with Section 8 hereof.

(z)        “Stock Appreciation Right Grant” means an Award representing the right to receive Stock Appreciation Rights with respect to a specified number of shares of Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan.

(aa)       “Ten Percent Owner” means a Grantee who, at the time an Award is granted to the Grantee, owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Company within the meaning of Section 422(b)(6) of the Code.

2.2         Construction.  To the extent any provision herein conflicts with the conditions of any relevant tax law or regulation which are relied upon for tax relief in respect of a particular Award or Stock granted to a Grantee pursuant to this Plan, the provisions of said law or regulation shall prevail over those of the Plan, and the Administrator is empowered to interpret and enforce the said prevailing provisions. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.           Administration.

3.1         Administration by the Administrator.  The Plan shall be administered by the Board, which may delegate such responsibilities in whole or in part to a Committee.  Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board.  The Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 162(m) of the Code and Section 16 of the Exchange Act.  All questions of interpretation of the Plan or of any Award shall be determined by the Administrator (the Board, or to the Committee to which the Board has delegated such responsibility), and such determinations shall be final and binding upon all persons having an interest in the Plan or such Option.

3.2         Powers of the Administrator.  In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Administrator shall have the full and final power and authority, in its discretion:

(a)        to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock to which each Award relates;

(b)        to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c)        to determine the Fair Market Value of shares of Stock or other property;

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(d)        to determine the terms, conditions and restrictions, not inconsistent with the terms of the Plan, applicable to each Award (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of an Option, (ii) the Grant Value of a Stock Appreciation Right, (iii) the method of payment for shares purchased upon the exercise of an Option, (iv) the method of payment for the amount due upon exercise of a Stock Appreciation Right, (v) the method for satisfaction of any tax withholding obligation arising in connection with the grant or exercise of an Award, including by the withholding or delivery of shares of stock, (vi) the timing, terms and conditions of the exercisability of the Award or the vesting of any shares acquired upon the exercise thereof, (vii) the time of the expiration of the Award, (viii) the effect of the Grantee’s termination of Service with the Company on any of the foregoing, and (ix) all other terms, conditions and restrictions applicable to the Award or such shares not inconsistent with the terms of the Plan;

(e)        to approve one or more forms of Grant Agreement;

(f)        to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Stock covered by such Option shall have declined since the date the Option was granted;

(g)        to amend, modify, extend, cancel, renew, reprice or otherwise adjust the exercise price of, or grant a new Award in substitution for, any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired upon the exercise thereof;

(h)        to accelerate, continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Grantee’s termination of Service with the Company;

(i)        to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Administrator deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(j)        to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Grant Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Board may deem advisable to the extent consistent with the Plan and applicable law.

3.3         Effect of Administrator’s Decision. Whether explicitly provided elsewhere in this Plan with respect to any matter, all decisions, determinations and interpretations of the Administrator provided in this Plan shall be made in the Administrator’s sole and absolute discretion, and shall be final and binding on all Grantees and any other holders of any Awards. No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder. All such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of preserving the tax status under Section 422 of the Code of those Options which are designated as Incentive Stock Options.

4.           Shares Subject to Plan.

4.1         Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of (i) shares of Stock that may be issued under the Plan and (ii) shares of Stock with respect to which Options or Stock Appreciation Rights may be granted, shall be Two Million (2,000,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. Such number of shares of Stock may be issued under this Plan pursuant to Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock Grants, Stock Appreciation Right Grants, or any combination thereof, so long as the aggregate number of shares so issued does not exceed such number of shares, as adjusted.  If an outstanding Award for any reason expires or is terminated or canceled or if shares of Stock are acquired upon the exercise of an Award subject to a Company repurchase option and are repurchased by the Company at the Grantee’s exercise price, the shares of Stock allocable to the unexercised portion of such Award or such repurchased shares of Stock shall again be available for issuance under the Plan.

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4.2         Adjustments for Changes in Capital Structure.  In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Awards and in the exercise price per share of any outstanding Awards.  If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 10.1) shares of another corporation (the “New Shares”), the Administrator may unilaterally amend the outstanding Awards to provide that such Awards are exercisable for New Shares.  In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Administrator, in its discretion.  Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Award be decreased to an amount less than the par value, if any, of the stock subject to the Award.  The adjustments determined by the Administrator pursuant to this Section 4.2 shall be final, binding and conclusive.

5.           Eligibility and Award Limitations.

5.1         Persons Eligible for Awards.  Awards may be granted only to Employees, Consultants, and Directors.  For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are granted in connection with written offers of an employment or other service relationships with the Company.  Eligible persons may be granted more than one (1) Award.

5.2         Award Grant Restrictions.  Any person who is not an Employee on the effective date of the grant of an Award to such person may not be granted an Incentive Stock Option.  An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee shall be deemed granted effective on the date such person commences Service with Company, with an exercise price determined as of such date in accordance with Section 6.1.

5.3         Fair Market Value Limitation.  To the extent that options designated as Incentive Stock Options become exercisable by a Grantee for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as Nonstatutory Stock Options.  For purposes of this Section 5.3, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted.  If the Code is amended to provide for a different limitation from that set forth in this Section 5.3, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code.  If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.3, the Grantee may designate which portion of such Option the Grantee is exercising.  In the absence of such designation, the Grantee shall be deemed to have exercised the Incentive Stock Option portion of the Option first.  Separate certificates representing each such portion shall be issued upon the exercise of the Option.

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5.4        Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

6.           Terms and Conditions of Options.

Options shall be evidenced by Grant Agreements specifying the number of shares of Stock covered thereby, in such form as the Administrator shall from time to time establish.  No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Grant Agreement.  Grant Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1        Procedure for Exercise; Rights as a Shareholder.  Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Grantee, and as shall be permissible under the terms of the Plan. An Option may not be exercised for a fraction of a Share. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Grant Agreement by the person entitled to exercise the Option and full payment for the Stock with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 6.4 of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Stock, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 hereof. Exercise of an Option in any manner shall result in a decrease in the number shares of Stock which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of shares of Stock as to which the Option is exercised.

6.2         Exercise Price.  The exercise price for each Option shall be established in the discretion of the Administrator; provided, however, that (a) the exercise price per share for an Incentive Stock Option granted to a Ten Percent Owner shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) the exercise price per share for either an Incentive Stock Option granted to a person other than a Ten Percent Owner or a Nonstatutory Stock Option granted to any person shall not be less than the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.3         Exercise Period.  Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria, and restrictions as shall be determined by the Administrator and set forth in the Grant Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service with the Company, and (d) unless otherwise permitted by applicable law, and with the exception of an Option granted to an officer, Director or Consultant, no Option shall become exercisable at a rate less than twenty percent (20%) per year over a period of five (5) years from the effective date of grant of such Option, subject to the Grantee’s continued Service.  Subject to the foregoing, unless otherwise specified by the Administrator in the grant of an Option, any Option granted hereunder shall have a term of ten (10) years from the effective date of grant of the Option.

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6.4         Payment of Exercise Price.

(a)       Forms of Consideration Authorized.  Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Grantee having a Fair Market Value (as determined by the Administrator without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the exercise price, (iii) by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by such other consideration as may be approved by the Administrator from time to time to the extent permitted by applicable law, or (v) by any combination of the foregoing.  The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Grant Agreement described in Section 9, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)       Limitations on Forms of Consideration.

(i) Tender of Stock.  Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.  Unless otherwise provided by the Administrator, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Grantee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise.  The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

6.5         Tax Withholding.  The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of an Option, or to accept from the Grantee the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Administrator, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to such Option or the shares acquired upon the exercise thereof.  Alternatively or in addition, in its discretion, the Administrator shall have the right to require the Grantee, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise, to make adequate provision for any such tax withholding obligations of the Company arising in connection with the Option or the shares acquired upon the exercise thereof.  The Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to the Grant Agreement until the Company’s tax withholding obligations have been satisfied by the Grantee.

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6.6         Repurchase Rights.  Stock acquired by the exercise of an Option granted under the Plan may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions as set forth in any shareholders, buy-sell or similar agreement, and as determined by the Board in its discretion at the time the Option is granted.  In exercising its right of first refusal or other repurchase right, the repurchase price may be paid by the Company, or its assignee, by cash, check, or cancellation of indebtedness.  The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.  Upon request by the Company, each Grantee shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder, and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

6.7         Effect of Termination of Service.

(a)      Option Exercisability.  Subject to earlier termination of the Option as otherwise provided herein, an Option shall be exercisable after a Grantee’s termination of Service as follows:

(i) Disability.  If the Grantee’s Service with the Company is terminated because of the Disability of the Grantee, the Option, to the extent unexercised and exercisable on the date on which the Grantee’s Service terminated, may be exercised by the Grantee (or the Grantee’s guardian or legal representative) at any time prior to the expiration of six (6) months (or such longer period of time as determined by the Administrator, in its discretion) after the date on which the Grantee’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Grant Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death.  If the Grantee’s Service with the Company is terminated because of the death of the Grantee, the Option, to the extent unexercised and exercisable on the date on which the Grantee’s Service terminated, may be exercised by the Grantee’s legal representative or other person who acquired the right to exercise the Option by reason of the Grantee’s death at any time prior to the expiration of six (6) months (or such longer period of time as determined by the Administrator, in its discretion) after the date on which the Grantee’s Service terminated, but in any event no later than the Option Expiration Date.  The Grantee’s Service shall be deemed to have terminated on account of death if the Grantee dies within thirty (30) days (or such longer period of time as determined by the Administrator, in its discretion) after the Grantee’s termination of Service.

(iii) Termination After Change in Control.  The Administrator may, in its discretion, provide in any Grant Agreement that if the Grantee’s Service with the Company ceases as a result of “Termination After Change in Control” (as defined in such Grant Agreement), then (1) the Option, to the extent unexercised and exercisable on the date on which the Grantee’s Service terminated, may be exercised by the Grantee (or the Grantee’s guardian or legal representative) at any time prior to the expiration of six (6) months (or such longer period of time as determined by the Administrator, in its discretion) after the date on which the Grantee’s Service terminated, but in any event no later than the Option Expiration Date, and (2) the exercisability and vesting of the Option and any shares acquired upon the exercise thereof shall be accelerated effective as of the date on which the Grantee’s Service terminated to such extent, if any, as shall have been determined by the Administrator, in its discretion, and set forth in the Grant Agreement.

(iv) Other Termination of Service.  If the Grantee’s Service with the Company terminates for any reason, except Disability or death, the Option, to the extent unexercised and exercisable by the Grantee on the date on which the Grantee’s Service terminated, may be exercised by the Grantee within ninety (90) days (or such longer period of time as determined by the Administrator, in its discretion) after the date on which the Grantee’s Service terminated, but in any event no later than the Option Expiration Date.

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(b)       Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in Section 6.7(a) is prevented by the provisions of Section 13 below, the Option shall remain exercisable until thirty (30) days (or such longer period of time as determined by the Administrator, in its discretion) after the date the Grantee is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c)       Extension if Grantee Subject to Section 16(b).  Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 6.7(a) of shares acquired upon the exercise of the Option would subject the Grantee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Grantee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Grantee’s termination of Service, or (iii) the Option Expiration Date.

6.8        Buyout Provisions.  The Administrator may at any time offer to buy out, for a payment in cash or shares of Stock, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made.

7.           Terms and Conditions of Restricted Stock Grants

Restricted Stock Grants shall be evidenced by Grant Agreements specifying the number of shares of Restricted Stock covered thereby, in such form as the Administrator shall from time to time establish.  No Restricted Stock Grant or purported Restricted Stock Grant shall be a valid and binding obligation of the Company unless evidenced by a fully executed Grant Agreement.  Grant Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1        Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Administrator shall determine from the date on which the Award is granted (the “Restricted Period”). The Administrator may also impose such additional or alternative restrictions and conditions on the shares of Restricted Stock as it deems appropriate, including but not limited to the satisfaction of performance including performance criteria with respect to the Company, the Company and/or the Grantee, and as shall be permissible under the terms of the Plan. Certificates for shares of Restricted Stock shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void ab initio and without effect. During the Restricted Period, such certificates shall be held with an agent designated by the Administrator under the terms and conditions of escrow and security agreements approved by the Administrator. In determining the Restricted Period of an Award the Administrator may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of such Award.

7.2        Adjustment of Performance Goals. The Administrator may adjust performance goals for any shares of Restricted Stock to take into account changes in law and accounting and tax rules and to make such adjustments as the Administrator deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances. The Administrator also may adjust the performance goals by reducing the amount to be received by any Grantee pursuant to an Award if and to the extent that the Administrator deems it appropriate.

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7.3        Repurchase Rights.  Restricted Stock granted under the Plan may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions as set forth in a shareholders, buy-sell or other similar agreement and as determined by the Board in its discretion at the time the Restricted Stock is granted.  In exercising its right of first refusal or other repurchase right, the repurchase price may be paid by the Company, or its assignee, by cash, check, or cancellation of indebtedness.  The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.  Upon request by the Company, each Grantee shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Restricted Stock hereunder, and shall promptly present to the Company any and all certificates representing shares of Restricted Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

7.4        Forfeiture. Subject to such exceptions as may be determined by the Administrator, upon the termination of the Grantee’s Service for any reason prior to the expiration of the Restricted Period of an Award, any shares remaining subject to restrictions (after taking into account the provisions of Section 7.6) shall thereupon be forfeited by the Grantee and transferred to, and reacquired by, the Company at no cost to the Company, subject to all applicable law.

7.5        Ownership. During the Restricted Period the Grantee shall possess all incidents of ownership of such shares of Restricted Stock, subject to Section 7.1, including the right to receive dividends with respect to such shares and to vote such shares.

8.           Terms and Conditions of Stock Appreciation Right Grants

Stock Appreciation Rights shall be evidenced by Grant Agreements specifying the number of rights grants, in such form as the Administrator shall from time to time establish.  No Stock Appreciation Right or purported Stock Appreciation Right shall be a valid and binding obligation of the Company unless evidenced by a fully executed Grant Agreement.  Grant Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1        Value of Stock Appreciation Right. Each Stock Appreciation Right shall entitle the Grantee to receive, subject to the terms and conditions of this Plan and the Grant Agreement relating thereto, a payment in an amount equal to the positive difference, if any, obtained by deducting (i) the Fair Market Value of one share of Stock as of the Stock Appreciation Right’s grant date or such greater amount as may be set forth by the Committee in the Grant Agreement (the “Grant Value”), subject to adjustment in accordance with this Plan from (ii) the Fair Market Value of one share of Stock as of the exercise date for the Stock Appreciation Right.

8.2        Exercise of Stock Appreciation Rights.

(a)        Election to Exercise Vested Stock Appreciation Right. Any Stock Appreciation Right granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company, the Company and/or the Grantee, and as shall be permissible under the terms of the Plan. A Stock Appreciation Right may not be exercised with respect to a fraction of a Share. A Stock Appreciation Right shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Grant Agreement by the person entitled to exercise the Stock Appreciation Right, which notice will specify the number of vested Stock Appreciation Rights which Grantee is electing to exercise.

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(b)        Deemed Exercise of Stock Appreciation Rights. Except as otherwise provided in the Grant Agreement and subject to any additional restrictions set forth in the Grant Agreement, upon the Grantee’s termination of Service (whether due to death, Disability or any other reason) or upon a Change in Control, the Grantee will be deemed to have exercised all vested Stock Appreciation Rights.

8.3        Exercise Period.  Stock Appreciation Rights shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria, and restrictions as shall be determined by the Administrator and set forth in the Grant Agreement evidencing such Stock Appreciation Right; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Stock Appreciation Right and unless otherwise permitted by applicable law, and with the exception of a Stock Appreciation Right granted to an officer, Director or Consultant, no Stock Appreciation Right shall become exercisable at a rate less than twenty percent (20%) per year over a period of five (5) years from the effective date of grant of such Stock Appreciation Right, subject to the Grantee’s continued Service.  Subject to the foregoing, unless otherwise specified by the Administrator in the grant of a Stock Appreciation Right, any Stock Appreciation Right granted hereunder shall have a term of ten (10) years from the effective date of grant of the Stock Appreciation Right.

8.4         Payment of Amount Due. Payment of the amount due upon exercise of a Stock Appreciation Right shall be made (i) in cash, by check or cash equivalent, (ii) shares of Stock, (iii) by such other consideration as may be approved by the Administrator from time to time to the extent permitted by applicable law, or (iv) by any combination of the foregoing. The Company shall pay the amount due within thirty (30) days of the exercise of the Stock Appreciation Right.

8.5         Tax Withholding.  The Company shall have the right, but not the obligation, to deduct from the amount due upon exercise of a Appreciation Right an amount equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to such Appreciation Right upon the exercise thereof.  Alternatively or in addition, in its discretion, the Administrator shall have the right to require the Grantee, through payroll withholding, cash payment or otherwise, to make adequate provision for any such tax withholding obligations of the Company arising in connection with the Appreciation Right upon the exercise thereof.  The Company shall have no obligation to pay any amounts due until the Company’s tax withholding obligations have been satisfied by the Grantee.

8.6        Adjustments. If the Committee determines, in its sole discretion, that any distribution, merger, consolidation, reorganization, split-up, spin-off, subdivision, combination, share exchange, dividend, contribution, disposition or acquisition (either of equity or assets), warrants or rights offering to purchase interests in the Company or the Company, or other extraordinary event affects the Stock Appreciation Rights authorized and granted under this Plan such that an adjustment in such Stock Appreciation Rights is required in order to preserve the level of benefits or potential benefits (without enlargement or dilution of such benefits) intended to accrue to the Grantees under this Plan, then the Committee, in its sole discretion, shall make such adjustments in the Stock Appreciation Rights (including increases or decreases to the Grant Value of a Stock Appreciation Right, increases or decreases to the number of Stock Appreciation Rights granted and/or changes to the equity to which the value of a Stock Appreciation Right is tied) and/or the terms of this Plan relating to the valuation of a Stock Appreciation Right in such manner as the Committee, in its sole discretion, deems appropriate and equitable. The Committee may make any such adjustment for all Grantees and all Stock Appreciation Rights, or the Committee, in its sole discretion, may make such adjustments only for such Grantees or such Stock Appreciation Rights as it deems appropriate; provided that any such adjustment is made in compliance with the requirements of Code Section 409A relating to “stock rights” that do not constitute nonqualified deferred compensation for purposes of Code Section 409A. In addition, the Committee may, without the consent of any Grantee, convert or exchange the Stock Appreciation Rights granted pursuant to this Plan for an equity award that is based on or tied to the value of any person whose assets include the ownership of 50% or more of the Company; provided that any such conversion or exchange is made in compliance with the requirements of Code Section 409A relating to “stock rights” that do not constitute nonqualified deferred compensation for purposes of Code Section 409A.

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8.7        No Rights as a Shareholder. At no time with the Grantee be considered a shareholder of the Company or have any rights as a shareholder; the right to vote or receive dividends or any other rights as a shareholder shall never exist with respect to a Stock Appreciation Right, notwithstanding the exercise of the Stock Appreciation Right. Exercise of a Stock Appreciation Right in any manner shall result in a decrease in the number rights which thereafter may be available, both for purposes of the Plan and for exercise under the Stock Appreciation Right, by the number of rights to which the Stock Appreciation Right is exercised.

8.8        Buyout Provisions.  The Administrator may at any time offer to buy out, for a payment in cash or shares of Stock, a Stock Appreciation Right previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made.

9.           Standard Forms of Grant Agreement.

9.1         General.  Unless otherwise provided by the Administrator at the time the Award is granted, an Award shall comply with and be subject to the terms and conditions set forth in the standard form of Grant Agreement in effect at the time of the grant.

9.2         Authority to Vary Terms.  The Administrator shall have the authority from time to time to vary the terms of any of the standard form of Grant Agreement described in this Section 9 either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Grant Agreement are not inconsistent with the terms of the Plan.

10.           Change in Control.

10.1       Definitions.

(a)       An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b)       A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be.  For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations.  The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

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10.2         Effect of Change in Control on Options.  In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may either assume the Company’s rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiring Corporation’s stock.  In the event the Acquiring Corporation elects not to assume or substitute for outstanding Options in connection with a Change in Control, any unexercisable or unvested portions of outstanding Options and any shares acquired upon the exercise thereof held by Grantees whose Service has not terminated prior to such date shall be immediately exercisable and vested in full as of the date ten (10) days prior to the date of the Change in Control.  The exercise or vesting of any Option and any shares acquired upon the exercise thereof that was permissible solely by reason of this Section 10.2 shall be conditioned upon the consummation of the Change in Control.  Any Options which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.  Notwithstanding the foregoing, shares acquired upon exercise of an Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Grant Agreement evidencing such Option except as otherwise provided in such Grant Agreement.  Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options immediately prior to an Ownership Change Event described in Section 10.1(a)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options shall not terminate unless the Board otherwise provides in its discretion.

10.3        Effect of Change in Control on Restricted Stock. In the event of a Change in Control, all restrictions then outstanding with respect to shares of Restricted Stock awarded hereunder shall automatically expire and be of no further force and effect. The Administrator shall have the authority (and the Grant Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock awarded on such terms and conditions as the Administrator shall deem appropriate.

10.4       Effect of Change in Control on Stock Appreciation Rights. In the event of a Change in Control, all outstanding Stock Appreciation Rights shall become fully vested.

11.         Provision of Information.

Unless not required by applicable law, at least annually, copies of the Company’s balance sheet and income statement for the just completed fiscal year shall be made available to each Grantee and purchaser of shares of Stock upon the exercise of an Option.  The Company shall not be required to provide such information to key employees whose duties in connection with the Company assure them access to equivalent information.

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12.         Nontransferability of Awards.

During the lifetime of the Grantee, an Award shall be exercisable only by the Grantee or the Grantee’s guardian or legal representative.  No Award shall be assignable or transferable by the Grantee, except by will or by the laws of descent and distribution.  Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect and void ab initio and without effect.

13.         Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock pursuant to Awards shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities.  Awards may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, no Award may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Award be in effect with respect to the shares issuable upon exercise of the Award or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.  As a condition to the exercise of any Award or the receipt of any Stock pursuant to this Plan, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

14.         Indemnification.

In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company, members of the Board and any officers or employees of the Company to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

15.         Termination or Amendment of Plan.

The Board may terminate or amend the Plan at any time.  However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s shareholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s shareholders under any applicable law, regulation or rule.  No termination or amendment of the Plan may adversely affect any then outstanding Award or any unexercised portion thereof, without the consent of the Grantee, unless such termination or amendment is required to enable an Award designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

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16.         No Enlargement of Employee Rights.

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Grantee to be consideration for, or an inducement to, or a condition of, the employment of any Grantee.  Nothing contained in the Plan shall be deemed to give the right to any Grantee to be retained as an employee of the Company or to interfere with the right of the Company to discharge any Grantee at any time.

17.         Application of Funds.

The proceeds received by the Company from the sale of Stock pursuant to Grant Agreements, except as otherwise provided herein, will be used for general corporate purposes.

18.         Shareholder Approval.

The Plan or any increase in the maximum aggregate number of shares of Stock issuable thereunder as provided in Section 4.1 (the “Authorized Shares”) shall be approved by the shareholders of the Company within twelve (12) months of the date of adoption thereof by the Board.  Awards granted prior to shareholder approval of the Plan or in excess of the Authorized Shares previously approved by the shareholders shall become exercisable no earlier than the date of shareholder approval of the Plan or such increase in the Authorized Shares, as the case may be.

19.         Reservation of Stock.

The Company, during the term of this Plan, will at all times reserve and keep available such number of shares of Stock as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Stock as to which such requisite authority shall not have been obtained.

20.         Information to Grantees and Purchasers.

The Company shall make available to each Grantee, during the period such Grantee has one or more Awards outstanding, copies of annual financial statements.  The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

21.         Certain Tax Matters.

The Administrator may require the holder of any Award or Stock received pursuant to this Plan to remit to the Company, regardless of when such liability arises, an amount sufficient to satisfy any Federal, state and local tax withholding requirements associated with such Award or Stock.  The Administrator may, in its discretion, permit the holder of Stock to satisfy any such obligation by having withheld from the shares (or where applicable, cash) to be delivered to the holder of upon exercise of an Option a number of shares (or, where applicable, amount of cash) sufficient to meet any such withholding requirement. If a Grantee makes an election under Section 83(b) of the Code with respect to the receipt of any Award, or disposes of Stock acquired pursuant to the exercise of an Incentive Stock Option in a transaction deemed to be a disqualifying disposition under Section 421 of the Code, then, within thirty (30) days of such Section 83(b) election or disqualifying disposition, the Participant shall inform the Company of such actions.

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22.         Repurchase Rights.

The Administrator may, in its discretion, subject any Award to repurchase rights provisions.  The terms and conditions of any repurchase rights will be established by the Administrator in its sole discretion and shall be set forth in the Grant Agreement representing the Award.  To ensure that shares of Stock subject to a repurchase right under this Section 22 will be available for repurchase, the Administrator may require the holder of an Award to deposit the certificate or certificates evidencing such shares with an agent designated by the Administrator under the terms and conditions of escrow and security agreements approved by the Administrator.

23.         Right of First Refusal.

The Administrator may, in its discretion, subject any Award to right of first refusal provisions.  The terms and conditions of any right of first refusal provisions will be established by the Administrator in its sole discretion and set forth in the Grant Agreement representing the Award.

24.         Non-Exclusivity of the Plan.

Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term or long-term incentive plans.

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